Exhibit 99.1
Wynn Resorts Announces New Appointment To Board Of Directors
Darnell Strom to join Company as Independent Director

Las Vegas (October 19, 2020) – The Wynn Resorts Board of Directors announced the appointment of Mr. Darnell Strom as member of the Company’s Board of Directors. Mr. Strom is an Independent Director and Class I member of the Board. His appointment was effective October 14, 2020.

Mr. Strom’s decades of experience in entertainment, media, and sports, along with the relationships he has established, will be a significant benefit to the Company. Mr. Strom is a Partner and Head of the Culture and Leadership Division at leading global talent and entertainment company United Talent Agency, where he leads the agency’s efforts to expand the cultural and business influence across platforms for its top clients in media, sports, entertainment, music, fashion, the arts, branding and thought leadership.

Prior to joining UTA, Mr. Strom was an agent at Creative Artists Agency (CAA) where he set strategy and developed relationships for major clients, including individual artists as well as top brands, across multiple platforms, including television, motion pictures, publishing, digital communications, and technology. Mr. Strom’s previous work as an Executive at the CAA Foundation led him to advise artists and large corporations on their philanthropic and pro-social initiatives.

Mr. Strom’s career in politics includes work as a Deputy Director for Former President Bill Clinton, as well as work with Senator John Kerry’s Presidential Campaign. He also served on President Barack Obama’s White House Entertainment Council.

Mr. Strom graduated with honors from Florida A&M University. He is a frequent presenter at major conferences including the Aspen Ideas Festival, Brilliant Minds, Sundance Film Festival, and Web Summit.

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 Index. Wynn Resorts owns and operates Wynn Las Vegas (wynnlasvegas.com), Encore Boston Harbor (encorebostonharbor.com), Wynn Macau (wynnmacau.com), and Wynn Palace, Cotai (wynnpalace.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 194,000 square feet of casino space, 22 dining experiences featuring signature chefs and 11 bars, two award-winning spas, approximately 560,000 rentable square feet of meeting and convention space, approximately 160,000 square feet of retail space as well as two showrooms, two nightclubs, a beach club and recreation and leisure facilities. Wynn Las Vegas recently unveiled the new Wynn Golf Club and 18-hole, 129-acre championship golf course, and in February 2020 debuted a 430,000-square-foot meeting and convention space expansion powered by 100 percent renewable energy.

Encore Boston Harbor is a luxury resort destination featuring a 210,000 square foot casino, 671 hotel rooms, an ultra-premium spa, specialty retail, 16 dining and lounge venues, and approximately 71,000 square feet of state-of-the-art ballroom and meeting spaces. Situated on the waterfront along the Mystic River in Everett, Massachusetts, the resort has created a six-acre public park and Harborwalk along the shoreline. It is the largest private, single-phase development in the history of the Commonwealth of Massachusetts.

Wynn Macau is a luxury hotel and casino resort located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers with a total of 1,010 spacious rooms and suites, approximately 252,000 square feet of casino space, 12 food and beverage outlets, approximately 31,000 square feet of meeting and convention space, approximately 59,000 square feet of retail space, and recreation and leisure facilities including two opulent spas, a salon and a rotunda show.

Wynn Palace is a luxury integrated resort in Macau. Designed as a floral-themed destination, it boasts 1,706 exquisite rooms, suites and villas, approximately 424,000 square feet of casino space, 14 food and beverage outlets, approximately 37,000 square feet of meeting and convention space, approximately 106,000 square feet of designer retail, SkyCabs that traverse an eight-acre Performance Lake, an extensive collection of rare art, a lush spa, salon and recreation and leisure facilities.

Media Contact:
Michael Weaver, Wynn Resorts
michael.weaver@wynnresorts.com
702-770-7501